WhiteHorse Finance, Inc. Reports Second Quarter 2013 Earnings Results

NEW YORK, NY, August 13, 2013 – WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the "Company") (NASDAQ: WHF) today reported its financial results for the quarter ended June 30, 2013.

Summary Highlights

•         New investments of $73.5 million in the first six months of 2013, $20.5 million in the second quarter

•         Net investment income of $4.9 million in the second quarter, an increase of 21.0% over the prior quarter

•         $30.0 million bond offering of 6.50% senior notes due July 31, 2020 completed

•         Second quarter distribution of $0.355 per share

Jay Carvell, WhiteHorse Finance’s Chief Executive Officer commented, “Since our initial public offering late in 2012, we have been active on several fronts as we grow our business and progress as a public company. We continue to add high quality, attractive, risk-adjusted returning investments to our portfolio. In particular, we have originated $73.5 million of new credit investments over the last six months, $20.5 million of which was invested in the second quarter, keeping us on track with our planned expansion and diversification of the portfolio. This primarily drove the increase in our net investment income by 21.0% over the prior quarter. Finally, we were also able to refinance a portion of our short-term floating rate debt with long-term fixed rate debt; this action provides us long-term financial flexibility to originate and invest in loans that advance our investment objectives. Specifically, in July, we completed a public offering of $30.0 million of 6.50% senior notes. We continue to identify and invest in new attractive opportunities consistent with our investment strategy.”

Portfolio and Investment Activity

As of June 30, 2013, the fair value of WhiteHorse Finance’s investment portfolio was $237.7 million and comprised of an attractive mix of assets. Specifically, as of June 30, 2013, the portfolio consisted of 84.8%, or $201.5 million, of first lien secured debt investments. Additionally, WhiteHorse Finance’s portfolio consisted of 80.1% variable-rate investments (indexed to LIBOR), which positions our portfolio well for a potential rising interest rate environment. The overall portfolio consisted of 15 positions across 12 companies with an average investment size of $15.8 million and a weighted average cash yield of 14.0%.

As of December 31, 2012, the fair value of WhiteHorse Finance’s investment portfolio was $180.5 million.

For the three months ended June 30, 2013, WhiteHorse Finance invested $20.5 million across four companies. Proceeds from sales and repayments totaled $14.6 million for the same period. For the six months ended June 30, 2013, the Company invested $73.5 million in ten portfolio companies with a weighted average cash yield of 11.3%. Proceeds from sales and repayments totaled $14.8 million for the same period.

On June 28, 2013, the Company amended its agreement with GMT Global, extending the maturity date of the loan by one year to June 30, 2014 and receiving additional security enhancements. The annual interest rate on the Company’s loan to GMT Global remains unchanged at 25.0%.

Results of Operations

For the three and six months ended June 30, 2013, WhiteHorse Finance reported net investment income of $4.9 million and $8.9 million, respectively, for a quarter to quarter increase of 21.0%.

For the three and six months ended June 30, 2013, WhiteHorse Finance reported unrealized depreciation of investments of $1.7 million and $2.2 million, respectively.

For the three and six months ended June 30, 2013, WhiteHorse Finance reported a net increase in net assets of $3.2 million and $6.7 million, respectively.

The Company’s NAV was $225.1 million as of June 30, 2013, resulting in an NAV per share of $15.04, as compared with $229.0 million, or $15.30 per share, reported as of December 31, 2012.

Liquidity and Capital Resources

As of June 30, 2013, WhiteHorse Finance had cash and cash equivalents of $103.3 million, compared with $187.8 million as of December 31, 2012, inclusive of restricted cash and cash equivalents. The decrease in cash on hand was primarily due to new investments (net of repayments) of $58.7 million. In addition, the company reduced its outstanding borrowings under its revolving credit facility by $30 million.

As of June 30, 2013, the Company had $21.3 million in outstanding borrowings under its $150.0 million revolving credit facility and $90.0 million outstanding under its unsecured term loan.

Distributions

On May 22, 2013, the Company declared a distribution of $0.355 per share for the quarter ended June 30, 2013. The distribution was payable on July 3, 2013 to stockholders of record as of June 21, 2013. This marks the third consecutive quarter that the Company has declared a distribution at this rate.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in the Company's periodic reports filed with the Securities and Exchange Commission.

Recent Developments

On July 16, 2013, WhiteHorse Finance priced an offering of $30.0 million of aggregate principal amount of senior notes (the “Notes”), the net proceeds of which were used to reduce outstanding obligations under the Company’s unsecured term loan. The Notes mature on July 31, 2020. The underwriters may exercise their option to purchase up to an additional $4.5 million aggregate principal amount of Notes from the Company to cover over-allotments, if any, on or before August 15, 2013. The Notes began trading on The NASDAQ Global Select Market under the symbol “WHFBL” on July 22, 2013.

On July 19, 2013, WhiteHorse Finance amended the terms of its unsecured term loan to lower the annual interest rate by 55 basis points, to LIBOR plus 2.20%. The amendment also extended the maturity date by one year to July 3, 2015.

Conference Call

WhiteHorse Finance will host a conference call to discuss its second quarter earnings results at 10:00 a.m. ET on Tuesday, August 13, 2013. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately 10 minutes before the teleconference’s scheduled start time and reference ID# 14342688. Investors may also access the call on the investor relations portion of the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=251424&p=irol-IRHome.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion through August 20, 2013. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering ID# 14342688. A webcast replay will also be available on the investor relations portion of the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=251424&p=irol-IRHome.

About WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc. is a business development company that originates and invests in loans to privately held small-cap companies across a broad range of industries. The Company’s investment activities are managed by its investment adviser, H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, L.L.C. (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager managing approximately $13 billion of capital as of June 30, 2013 across a number of funds focused on the small-cap market. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts

Alastair Merrick

WhiteHorse Finance, Inc.

212-506-0500

amerrick@whitehorsefinance.com

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Source: WhiteHorse Finance, Inc.

(Financial Tables Follow)

WhiteHorse Finance, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	June 30, 2013	December 31, 2012
	(Unaudited)
Assets
Investments, at fair value (cost $239,817 and $180,377, respectively)	$237,744	$180,488
Cash and cash equivalents	91,335	156,123
Restricted cash and cash equivalents	11,987	31,646
Interest receivable	4,102	1,474
Deferred financing costs	3,085	3,184
Prepaid expenses and other receivables	158	367
Total assets	$348,411	$373,282

Liabilities
Credit facility	$21,250	$51,250
Unsecured term loan	90,000	90,000
Distributions payable	5,313	1,616
Management fees payable	2,757	306
Payable for investments purchased	3,532	-
Accounts payable and accrued expenses	461	1,061
Total liabilities	$123,313	$144,233

Net assets

Common stock, par value $0.001 per share, 14,965,624 shares issued and outstanding, 100,000,000 authorized	$15	$15
Paid-in capital in excess of par	228,466	228,466
Capital distributions in excess of net income	(603)	-
Undistributed net investment income	-	1,164
Net realized loss on investments	(71)	(71)
Net unrealized depreciation on investments	(2,709)	(525)
Total net assets	$225,098	$229,049

Total liabilities and total net assets	$348,411	$373,282

Number of shares outstanding	14,965,624	14,965,624
Net asset value per share	$15.04	$15.30

WhiteHorse Finance, Inc.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Investment income
Interest income	$9,498	$9,500	$17,880	$18,649
Total investment income	9,498	9,500	17,880	18,649

Expenses
Interest expense	$1,304	$-	$2,666	$-
Organization costs	-	-	-	96
Base management fees	1,244	-	2,321	-
Performance-based incentive fees	1,213	-	2,165	-
Administrative service fees	389	-	778	-
General and administrative expenses	498	144	1,091	387
Total expenses	$4,648	$144	$9,021	$483
Net investment income	$4,850	$9,356	$8,859	$18,166

Realized and unrealized (loss) gain on investments
Net realized loss on investments	$-	$-	$-	$-
Net change in unrealized (depreciation) appreciation on investments	(1,683)	1,890	(2,184)	2,090
Net realized and unrealized (loss) gain on investments	$(1,683)	$1,890	$(2,184)	$2,090
Net increase in net assets resulting from operations	$3,167	$11,246	$6,675	$20,256
Per Common Share Data
Basic and diluted earnings per common share (1)	$0.212	N/A	$0.446	N/A
Dividends and distributions declared per common share (1)	$0.355	N/A	$0.710	N/A
Basic and diluted weighted average common shares outstanding (1)	14,965,624	N/A	14,965,624	N/A

(1) For the three and six months ended June 30, 2012, the Company did not have common shares outstanding and therefore weighted average shares outstanding information and per share data for this period are not provided.